American CareSource Announces First Quarter 2014 Financial Results

DALLAS, April 29, 2014 - American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary healthcare providers, today reported net revenue of $5 million for the first quarter of 2014, as compared with $7.6 million for the first quarter of 2013.
Net loss for the three months ended March 31, 2014, was $1.4 million, as compared with a loss of $1.2 million during the same period a year earlier. Operating expenses were $1.5 million for the first quarter, which were down from $1.7 million in the same period of 2013.
Cash and cash equivalents as of March 31, 2014 were $5.1 million, as compared to $6.2 million at Dec. 31, 2013.
Net Revenue
Net revenue for first quarter of 2014 was $5 million, as compared with $7.6 million reported during first quarter 2013.
Revenue was positively impacted by new business opportunities, specifically the contributions from an Oklahoma City-based third-party administrator acquired by our largest client. We partnered with our client to quickly and efficiently implement the new book of business, which contributed revenue of approximately $487,000 in the first quarter and exited the quarter on a $1.9 million annualized revenue run rate.
Contributions from new revenue sources were offset by declines in revenue from our existing client base. Our clients were impacted by the loss of self-insured employer groups that moved to larger national carriers for broader network opportunities. In addition, they were negatively impacted by global healthcare factors brought about by the Affordable Care Act (“ACA”), which resulted in lower participation, delays in the enrollment process and a focus on high-deductible plans. For the quarter ended March 31, 2014, revenue from ACS' existing accounts declined by a combined $3.1 million, or 41 percent, as compared with the same period in 2013.

First quarter 2014 net revenue was $5 million as compared with $6.2 million in fourth quarter of 2013.
Claims Volumes
ACS billed 27,000 claims during first quarter 2014, a decrease from 31,000 claims billed during the same period last year. The lower claims volume was primarily the result of declines in claims volume from the company’s existing client base.
Following are claims volumes for the periods presented:

(Claim amounts in 000s)	Q1 2014	Q1 2013	Q4 2013
Claims:
Processed	33	39	35
Billed	27	31	29
Contribution Margin
Contribution margin for first quarter 2014 decreased to 1.3 percent, as compared with 7.5 percent during first quarter 2013. The decrease in contribution margin was primarily the result of the decline in net revenue. The decline was offset by a decrease in provider payments as a percentage of revenue, to 74.9 percent in first quarter 2014 from 76.5 percent in the same period last year. The increase in margin on provider payments was the result of the shift in the mix of service categories and providers utilized to those that generate higher margins, compared to the mix of categories and providers utilized in the first quarter 2013.
Contribution margin was negatively affected by the cost of claims administration and provider development. Those costs, as a percentage of revenue, increased to 19.4 percent in first quarter 2014, from 11.7 percent in the first quarter a year ago. The cost of claims administration and provider development was positively impacted by lower than expected benefit costs in the first quarter of 2013. No incremental resources were added in the first quarter of 2014.
Following is a comparison of statement of operations components as a percentage of net revenue:

	Q1 2014	Q1 2013	Q4 2013
Provider payments	74.9%	76.5%	68.0%
Administrative fees	4.4%	4.3%	3.70%
Claims administration and provider development	19.4%	11.7%	14.6%
Total cost of revenues	98.7%	92.5%	86.3%

Selling, General and Administrative Expenses (SG&A)
SG&A for first quarter 2014 decreased to $1.3 million, from $1.5 million in the same period last year. The decrease was primarily the result of an adjustment in the overall cost structure of the Company during the middle of 2013. The adjustment included a reduction in sales and strategic consulting services costs and legal and audit fees. In addition, natural attrition contributed to the decrease in SG&A as compared with first quarter 2013.
SG&A was 26.4 percent of revenues in the first quarter of 2014, as compared with 19.8 percent in first quarter 2013. The change was the result of the decline in revenue in the current quarter as compared with the same period last year.
Adjusted EBITDA
Adjusted EBITDA for the quarter was a loss of $925,000, compared with a loss of $864,000 in the prior-year period.
Adjusted EBITDA is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of non-cash stock-based compensation expense, severance charges, amortization of long-term client agreements, strategic transaction-related costs and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).
A reconciliation of adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents as of March 31, 2014, amounted to $5.1 million, as compared with $6.2 million on Dec. 31, 2013.
In early April, in an effort to conserve cash resources for the existing business and strategic opportunities, the Company reduced its headcount by six full-time employees. The projected annualized savings related to the reduction is estimated to be approximately $500,000.

About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of approximately 4,800 ancillary service providers and approximately 33,300 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.
ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company’s plans, objectives and expectations for future operations, projections of the company’s future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company’s dependence upon its two largest clients and recent declines in their business, the company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company’s ability to integrate with its clients, consolidation in the industry that affect the company’s key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationship with significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with ACS, the company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.

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Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
Phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share data)

	Three months ended
	March 31,
	2014	2013

Net revenues	$5,008	$7,605

Cost of revenues:
Provider payments	3,753	5,816
Administrative fees	220	330
Claims administration and provider development	971	889
Total cost of revenues	4,944	7,035

Contribution margin	64	570

Selling, general and administrative expenses	1,324	1,503
Depreciation and amortization	178	211
Total operating expenses	1,502	1,714

Loss before income taxes	(1,438)	(1,144)
Income tax provision (benefit)	(3)	7
Net loss	$(1,435)	$(1,151)

Loss per basic and diluted common share	$(0.25)	$(0.20)

Basic and diluted weighted average common shares outstanding	5,729	5,711

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended
	March 31,
	2014	2013

Net loss	$(1,435)	$(1,151)
Income tax provision (benefit)	(3)	7
Depreciation and amortization	178	211
Other	(4)	(8)
EBITDA	(1,264)	(941)
Non-cash stock-based compensation expense	74	77
Severance charges (included in selling, general and administrative expenses)	108	—
Strategic transaction-related costs	157	—
EBITDA, as adjusted	$(925)	$(864)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$5,103	$6,207
Accounts receivable, net	1,648	1,977
Prepaid expenses and other current assets	412	363
Total current assets	7,163	8,547

Property and equipment, net	1,201	1,236

Other assets:
Other non-current assets	606	606
Intangible assets, net	608	640
TOTAL ASSETS	$9,578	$11,029

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$1,580	$1,865
Accounts payable and accrued liabilities	1,251	1,056
Total current liabilities	2,831	2,921

STOCKHOLDERS' EQUITY
Common stock	57	57
Additional paid-in capital	23,223	23,149
Accumulated deficit	(16,533)	(15,098)
Total stockholders' equity	6,747	8,108
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,578	$11,029

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
	Three months ended March 31,

	2014	2013
Cash flows from operating activities:
Net loss	$(1,435)	$(1,151)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	74	77
Depreciation and amortization	178	211
Deferred income taxes	—	1
Changes in operating assets and liabilities:
Accounts receivable	329	(372)
Prepaid expenses and other assets	(49)	(4)
Accounts payable and accrued liabilities	195	(27)
Due to service providers	(285)	(427)
Net cash used in operating activities	(993)	(1,692)

Cash flows from investing activities:
Investments in software development costs	(99)	(154)
Additions to property and equipment	(12)	(9)
Net cash used in investing activities	(111)	(163)

Net decrease in cash and cash equivalents	(1,104)	(1,855)
Cash and cash equivalents at beginning of period	6,207	10,705

Cash and cash equivalents at end of period	$5,103	$8,850

Supplemental cash flow information:
Cash paid for taxes, net of refunds	$10	$13